Exhibit 5

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

September 14, 2011

United States Cellular Corporation

8410 West Bryn Mawr, Suite 700

Chicago, Illinois 60631

Re:                               Registration Statement on Form S-3 filed by United States Cellular Corporation

Ladies and Gentlemen:

We are counsel to United States Cellular Corporation, a Delaware corporation (the “Company”), and have represented the Company with respect to the filing of a Registration Statement on Form S-3 (the “Registration Statement”) on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of $342,000,000 of senior debt securities of the Company (the “Debt Securities”), to be issued under an Indenture dated June 1, 2002 (as supplemented from time to time, the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company), as trustee (the “Trustee”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion letter, we have examined and relied upon a copy of the Registration Statement.  We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company, agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions expressed below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

1.             The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2.             The Company has the corporate power and authority to authorize and sell the Debt Securities.

3.             Each series of Debt Securities covered by the Registration Statement will be legally issued and binding obligations of the Company when (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have been declared effective under the Securities Act; (ii) any necessary supplemental indenture to the Indenture shall have been duly executed and delivered by the Company and the Trustee and qualified under the Trust Indenture Act of 1939, if necessary; (iii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such series of Debt Securities under the Indenture as contemplated by the Registration Statement; (iv) a prospectus supplement with respect to such series of Debt Securities shall have been filed with the Commission pursuant to Rule 424 under the Securities Act; and (v) such series of Debt Securities shall have been duly executed and authenticated as provided in the Indenture and any applicable supplemental indenture and such resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

Our opinion in paragraph 3 above is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally, and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.  Our opinion in paragraph 3 above is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities (including the Debt Securities) or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of each series of Debt Securities: (i) any Debt Securities being offered will be issued and sold as contemplated in the Registration Statement or the prospectus supplement relating thereto; (ii) the terms of such Debt Securities will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company; (iii) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (iv) the Indenture will not have been modified or amended.

This opinion letter is limited to the General Corporation Law of the State of Delaware, the laws of the State of Illinois and the federal laws of the United States of America (excluding the Federal  Communications Act of 1934, as amended, and any rules and regulations in effect thereunder) to the extent applicable, each as currently in effect.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the sale of the Debt Securities.

The foregoing opinions are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

The Company is controlled by Telephone and Data Systems, Inc. (“TDS”).  The following persons are partners in this Firm:  Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive chairman of the board and member of the board of directors of TDS and a director of the Company; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of the Company and certain other subsidiaries of TDS.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the related rules promulgated by the Commission.

Very truly yours,

/s/ SIDLEY AUSTIN LLP